Exhibit 21.1

Subsidiaries of Nicolet Bankshares, Inc.:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Registrant

Nicolet National Bank, organized under the laws of the United States of America	100%

Brookfield Investment Partners, LLC, a Wisconsin limited liability company	100%

Nicolet Advisory Services, LLC, a Wisconsin limited liability company	100%

Nicolet Joint Ventures, LLC, a Wisconsin limited liability company.	50%

In addition to the subsidiaries listed above, the Registrant owns all of the common stock of a) Nicolet Bankshares Statutory Trust I, b) Mid-Wisconsin Statutory Trust I, and c) Baylake Capital Trust II, which represents an approximate 3% equity interest in each trust, with preferred shareholders holding the remaining equity interest in each of the trusts.

Subsidiaries of Nicolet National Bank:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Nicolet National Bank

Nicolet Investments, Inc., a Nevada corporation	100%

Nicolet Financial Group, LLC	100%

United Financial Services, Inc.(“UFS, Inc.”), a Wisconsin corporation	99.2%

Subsidiary of United Financial Services, Inc.:

Name and jurisdiction of incorporation/organization	Equity Interest Held by UFS, Inc.

United Financial Services, LLC	50.2%